Exhibit 99.1

News For Immediate Release
El Paso Pipeline Partners Agrees to Acquire Additional Interests in Assets from El Paso Corporation
HOUSTON, TEXAS, November 15, 2010—El Paso Pipeline Partners, L.P. (NYSE: EPB) today announced that it has agreed to acquire the remaining 49-percent interests in both Southern LNG Company, L.L.C. (SLNG) and El Paso Elba Express Company, L.L.C. (Elba Express) as well as an additional 15-percent interest in Southern Natural Gas Company (SNG) from El Paso Corporation (NYSE:EP) for $1.133 billion. Following the acquisition, El Paso Pipeline Partners will own 100 percent of SLNG and Elba Express and a 60-percent interest in SNG.
“We are excited to announce our third drop-down transaction this year, which brings our total acquisitions to more than $2.4 billion in 2010,” said Jim Yardley, president and chief executive officer of El Paso Pipeline Partners. “This acquisition, which is immediately accretive to distributable cash flow, is our largest to date. It will continue our rapid growth, give us controlling interest in all of our assets, and simplify our ownership structure. These assets have a balance of stable cash flows supported by long-term contracts and growth opportunities as they are strategically located in a region that is expected to see the fastest future U.S. natural gas demand growth.”
El Paso Pipeline Partners expects to finance the acquisition in a manner consistent with its current and target capital structure, including $415 million of cash proceeds from the partnership’s September equity issuance and may include the issuance of public securities and the issuance of a promissory note to

El Paso Corporation. The acquisition is expected to close by the end of November 2010.
Management intends to recommend to the Board of Directors of the general partner a $0.03 per unit, or 7 percent increase in the quarterly cash distribution to $0.44 per unit, or $1.76 per unit on an annualized basis, beginning with the fourth quarter 2010 cash distribution which will be declared and paid in the first quarter 2011.
The terms of the acquisition were unanimously approved by the Board of Directors of the general partner, El Paso Pipeline GP Company, L.L.C., based in part on the unanimous approval and recommendation of the Board’s conflicts committee, which is comprised entirely of independent directors. The conflicts committee engaged Tudor, Pickering, Holt & Co. to act as its independent financial advisor and to render a fairness opinion.
El Paso Pipeline Partners, L.P. is a Delaware limited partnership formed by El Paso Corporation to own and operate natural gas transportation pipelines and storage assets. El Paso Corporation currently owns a 52 percent limited partnership interest and 2 percent general partner interest in the partnership. Prior to the closing of this transaction, El Paso Pipeline Partners, L.P. owns Wyoming Interstate Company, an interstate pipeline system serving the Rocky Mountain region, a 58 percent interest in Colorado Interstate Gas Company which operates in the Rocky Mountain region, a 51 percent interest in Southern LNG Company, L.L.C., which owns the Elba Island LNG storage and regasification terminal near Savannah, Georgia, a 51 percent interest in El Paso Elba Express Company, L.L.C., and a 45 percent interest in Southern Natural Gas Company. Both Elba Express and SNG are interstate pipeline systems serving the southeastern region of the United States. For more information about El Paso Pipeline Partners, visit www.eppipelinepartners.com.

Cautionary Statement Regarding Forward-Looking Statements
This release includes forward-looking statements and projections. El Paso Pipeline Partners has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation, that the amount of cash distributions declared will be determined on a quarterly basis by the board of directors of our general partner, in their sole discretion, and will depend on many factors including El Paso Pipeline Partner’s financial condition, earnings, cash flows, capital requirements, financial covenants, legal requirements and other factors deemed relevant by the board of directors of our general partner; and our ability to achieve projected growth rates will depend on many different factors, including without limitation, the ability to obtain necessary governmental approvals for proposed pipeline projects and to successfully construct expansion projects on time and within budget; operating hazards, natural disasters, weather-related delays, casualty losses and other matters beyond our control; the risks associated with recontracting of transportation commitments; regulatory uncertainties associated with pipeline rate cases; actions taken by third-party operators, processors and transporters; conditions in geographic regions or markets served by El Paso Pipeline Partners and its affiliates and equity investees or where its operations and affiliates are located; the effects of existing and future laws and governmental regulations; competitive conditions in our industry; changes in the availability and cost of capital; and other factors described in El Paso Pipeline Partners’ (and its affiliates) Securities and Exchange Commission filings. While these statements and projections are made in good faith, El Paso Pipeline Partners and its management cannot guarantee that anticipated future results will be achieved. Reference must be made to those filings for additional important factors that may affect actual results. El Paso Pipeline Partners assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made, whether as a result of new information, future events, or otherwise.
Contacts:
Investor-Media Relations
Bruce Connery, Vice President
(713) 420-5855
Media Relations
Bill Baerg, Manager
(713) 420-2906